UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 12, 2014
Date of Report (Date of earliest event reported)
bebe stores, inc.
(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
400 Valley Drive Brisbane, California 94005 (Address of principal executive offices) (Zip Code)

(415) 715-3900
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 12, 2014, bebe stores, inc. (the “Company”) announced the appointment of Jim Wiggett, age 64, as the Company’s new Interim Chief Executive Officer (and principal executive officer). Mr. Wiggett succeeds Steve Birkhold, who resigned as the Company’s Chief Executive Officer and as a member of the Board of Directors of the Company on June 12, 2014.
New Interim Chief Executive Officer
Mr. Wiggett brings nearly 40 years of retail, merchandising, and business experience to the Company. Mr. Wiggett has served as the Chief Executive Officer and founder of Jackson Hole Group, a strategic consulting group, since 2002. Prior to founding Jackson Hole Group, Mr. Wiggett served as Executive Vice President of the Selective Distribution Group (SDG) one of 5 operating divisions of Moet Hennesy Louis Vuitton (LVMH) from 1999 through 2002. Mr. Wiggett also served as the President and Chief Executive Officer of Sephora.com, one of LVMH’s operating companies/brands. Prior to that, Mr. Wiggett held senior positions with Duty Free Stores (DFS), Charles Schwab Corporation, the ITEL Corp., Cambridge Plan International, and R.H. Macy Corp.
Mr. Wiggett will serve as an independent contractor. For his services to the Company, Jackson Hole Group will be paid at a daily rate of $5,600 per day or $700 per hour for partial days of less than 8 hours. In addition, the Company will cover Mr. Wiggett’s reasonable and customary business expenses, including the cost of travel to and from the San Francisco Bay area to Los Angeles, car rental and temporary housing in Los Angeles.
Former Chief Executive Officer
In connection with his resignation and in consideration of Mr. Birkhold’s release of any claims against the Company, Mr. Birkhold will be entitled to the following severance and other benefits consistent with the terms of his existing change in control and severance agreement: (i) a severance payment equal to two times his annual base salary; (ii) acceleration of his unvested stock option awards and approximately 20% of his unvested stock awards; and (iii) premium payments under COBRA for up to 24 months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2014	bebe stores, inc.

By:     _/s/ Liyuan Woo________
Name:    Liyuan Woo

Title:	Chief Financial Officer